Registration No. 333-_______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OLIN CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	13-1872319
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

190 Carondelet Plaza, Suite 1530 Clayton, MO (Address of principal executive offices)	63105-3443 (Zip Code)

OLIN CORPORATION 2014 LONG TERM INCENTIVE PLAN
(Full title of the plan)

G. H. Pain
Senior Vice President, General Counsel and Secretary
Olin Corporation
190 Carondelet Plaza, Suite 1530
Clayton, Missouri 63105
(Name and address of agent for service)
314-480-1400
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company under Rule 12b-2 of the Exchange Act.

Large accelerated filer [x]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered[1]	Proposed Maximum Offering Price per Share[2]	Proposed Maximum Aggregate Offering Price[2]	Amount of Registration Fee
Common Stock, $1.00 par value per share	3,000,000	$28.57	$85,710,000	$11,039.45

1 In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan, as well as any additional shares of Common Stock which become issuable under the Plan by reason of any stock dividend or stock split or as the result of other anti-dilution provisions in the Plan.
2 Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rule 457(c) and (h), based upon the average of the high and low prices reported for the Common Stock on April 22, 2014, on the New York Stock Exchange consolidated reporting system.

Part II

Item 3.     INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means:

•	Incorporated documents are considered part of the prospectus;

•	We can disclose important information to you by referring you to those documents; and

•	Information that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

(b)	The description of our Common Stock contained in Amendment No. 3 to Olin’s Registration Statement on Form S-4 filed on August 14, 2002 (Registration No. 333-88990); and

(c)	Our Current Reports on Form 8-K filed with the Securities and Exchange Commission of April 24, 2014 and April 25, 2014.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this Registration Statement until this offering is completed:

•	reports filed under Sections 13(a) and (c) of the Securities Exchange Act of 1934;

•	definitive proxy or information statements filed under Section 14 of the Securities Exchange Act of 1934 in connection with any subsequent shareholders’ meeting; and

•	any reports filed under Section 15(d) of the Securities Exchange Act of 1934.

Item 4.     DESCRIPTION OF SECURITIES

Not applicable; the class of securities to be offered is registered under Section 12(g) of the Securities Exchange Act of 1934.

Item 5.     INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Virginia law, to the extent provided in its articles of incorporation or bylaws approved by shareholders, a corporation may eliminate a director’s or an officer’s personal liability for monetary damages in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders, except for liability resulting from such director’s or officer’s willful misconduct or a knowing violation of criminal law or of any federal or state securities law.

Our bylaws provide that the directors and officers shall not be liable for monetary damages to us or our shareholders with respect to any transaction, occurrence or course of conduct, except for liability resulting from such director’s or officer’s willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

Under Virginia law, a corporation may indemnify any person made a party to a proceeding because he or she is or was a director or officer against liability incurred in the proceeding if he or she acted in good faith and in a manner he or she believed to be in or not opposed to the best interests of the corporation, and in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Virginia law further provides that a corporation has the power to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and may make additional provisions for advances and reimbursement of expenses, if authorized by its articles of incorporation or bylaws approved by shareholders, except indemnity against willful misconduct or a knowing violation of criminal law.

Our bylaws provide that we shall indemnify any director, officer or employee of Olin, or any person who, at our request, serves or has served in any such capacity with another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, in each case against any and all liability and reasonable expense that may be incurred by him or her in connection with or resulting from any claim, action or proceeding (whether brought in the right of Olin or any such other corporation, entity, plan or otherwise), civil or criminal, in which he or she may become involved, as a party or otherwise, by reason of his or her being or having been a director, officer or employee of Olin, or such other corporation, entity or plan while serving at our request, whether or not he or she continues to be such at the time such liability or expense shall have been incurred, unless such person engaged in willful misconduct or a knowing violation of the criminal law.

Under Virginia law, a corporation may advance expenses before the final disposition of a proceeding if:

•	the director or officer furnishes a written statement of his or her good faith belief that he or she has met the relevant standard of conduct; and

•	he or she undertakes in writing to repay the amount advanced if it is ultimately determined that the director or officer did not meet the relevant standard of conduct.

Under Virginia law, to the extent that a director or officer has been successful on the merits or otherwise in defense of the proceeding, the director or officer must be indemnified against reasonable expenses incurred by him or her in connection with that proceeding.

Under our bylaws, we are required to advance expenses incurred by a director, officer or employee prior to the final disposition of the proceeding if the director, officer or employee furnishes to us an undertaking to repay the amount of the expenses advanced in the event it is ultimately determined that he or she is not entitled to indemnification under our bylaws. Our bylaws do not require that the director, officer or employee furnish any security for such undertaking and provide that such undertaking shall be accepted without reference to the director’s, officer’s or employee’s ability to make repayment. We may refrain from, or suspend, payment of expenses if our board of directors or Virginia legal counsel determines that the director, officer or employee has not met the standards of conduct set forth in our bylaws.

Virginia law gives a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability asserted against, and incurred in his or her capacity as, a director or officer, whether or not the corporation would have the power to indemnify the director or officer against this liability under Virginia law. We carry insurance on behalf of our directors and officers.

Item 7.     EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.     EXHIBITS

The Exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which Index is incorporated herein by reference.

Item 9.     UNDERTAKINGS

(a)The undersigned Registrant hereby undertakes:

1.To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

iii.To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2.That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to under Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clayton, State of Missouri, on April 25, 2014.

OLIN CORPORATION

By:	/s/ George H. Pain
	Name:	George H. Pain
	Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each of the undersigned officers and directors of Olin Corporation, hereby constitutes and appoints Joseph D. Rupp, George H. Pain and John E. Fischer, and each of them individually, as his true and lawful attorneys-in-fact, with full power in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including any post-effective amendments thereto), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or their substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Joseph D. Rupp Joseph D. Rupp	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	April 25, 2014
/s/ John E. Fischer John E. Fischer	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	April 25, 2014

Signature	Title	Date
/s/ Gray G. Benoist Gray G. Benoist	Director	April 25, 2014
/s/ Donald W. Bogus Donald W. Bogus	Director	April 25, 2014
/s/ C. Robert Bunch C. Robert Bunch	Director	April 25, 2014
/s/ Randall W. Larrimore Randall W. Larrimore	Director	April 25, 2014
/s/ John M.B. O’Connor John M.B. O’Connor	Director	April 25, 2014
/s/ Richard M. Rompala Richard M. Rompala	Director	April 25, 2014
/s/ Philip J. Schulz Philip J. Schulz	Director	April 25, 2014
/s/ Vincent J. Smith Vincent J. Smith	Director	April 25, 2014
/s/ Todd A. Slater Todd A. Slater	Vice President, Finance and Controller (Principal Accounting Officer)	April 25, 2014

EXHIBIT INDEX

Exhibit	Description

5	Opinion of Hunton & Williams LLP

23.1	Consent of KPMG LLP

23.2	Consent of Hunton & Williams LLP (contained in Exhibit 5)

24	Power of Attorney (included on signature page)